EXHIBIT 10.21

EXECUTIVE COMPENSATION AGREEMENT

AGREEMENT, made as of January 6, 1997 by and between PREMENOS TECHNOLOGY CORP., a Delaware corporation having its principal place of business at 1000 Burnett Avenue, Concord, California 94520 (the "Company"), and Timothy A. Dreisbach (the "Executive").

WHEREAS, the Company desires to retain the Executive as its President and Chief Executive Officer to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to provide his services to the Company in such capacities, on and subject to the terms and conditions hereof; and

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Employment. Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive, effective as of January 6, 1997 (the "Effective Date") as its President and Chief Executive Officer, and the Executive does hereby accept such employment. The term of employment contemplated hereby shall commence on the Effective Date and shall continue until terminated by the Company or the Executive pursuant to the terms hereof. The Company and the Executive acknowledge and agree that no fixed term of employment is created hereby.

2. Duties of Executive. The Executive shall, during the term of employment hereunder, perform the leadership, executive and administrative duties and functions of the President and Chief Executive Officer of the Company, as such duties and functions are defined by the Board of Directors of the Company from time to time . The Executive shall work in conjunction with the Chairman of the Company, and shall report to the Board of Directors of the Company. The Company agrees to cause the Executive to be elected as a Class I director of the Company at the next meeting of the Board of Directors of the Company and agrees to use its best efforts to cause the Executive to be elected as a Class I director at the next annual meeting of stockholders of the Company. The Executive agrees to devote substantially all of his business time and effort to the business and affairs of the Company (and, if requested by the Board of Directors, any subsidiary or affiliate of the Company) and to perform his duties faithfully, diligently and competently, and to use his best efforts to promote the profit, benefit and advantage of the Company and, if applicable, any subsidiaries or affiliates of the Company. The Executive agrees to accept the payments to be made to him under this Agreement, and the stock options to be issued to him under this Agreement, as full and complete compensation for the services required to be performed by, and the covenants of, the Executive under this Agreement.

3.  Compensation.

    3.1 Base Compensation. The Company agrees to pay the Executive an annual base salary at the rate of $225,000 per annum (the "Base Compensation") payable in substantially equal installments semi-monthly or in such other manner as the Company may generally pay its employees. The company agrees to review the Base Compensation of the Executive on or about January 1, 1998.

    3.2 Benefits. The Executive shall be entitled to participate in any health insurance, accident insurance, hospitalization insurance, life insurance, dental insurance, vision insurance, 401(k), or any other similar plan or benefit afforded by the Company to its senior executives generally, if and to the extent that the Executive is eligible to participate in accordance with the provisions of any such insurance, plan or benefit generally.

    3.3 Vacation. The Executive shall be entitled to three weeks paid vacation per year, such vacations to be taken at times mutually agreeable to the Executive and the Company.

4.  Bonus.

    4.1 Annual Bonus. In order to provide performance-based incentive compensation to the Executive, the Company hereby agrees to pay the Executive, in addition to the Base Compensation, a bonus after the end of each calendar year during the Executive's employment hereunder except at the end of 1997, provided that the Performance Goals, as defined below, have been met in the reasonable discretion of the Board of Directors (or a subcommittee thereof) and provided the Executive is employed by the Company on the last day of such calendar year. The "Performance Goals" are certain objectives with respect to each calendar year specified by the Board of Directors after consultation with the Executive, and may consist of financial, business, strategic or other criteria. Except for the Executive's 1997 bonus, the Company will endeavor to specify the Performance Goals, the method of allocating the bonus amount among the respective Performance Goals and target amount of such bonus with respect to each calendar year at the last Board of Directors meeting during the prior calendar year, or as soon as practical thereafter.

    4.2 1997 Bonus Amount. If the Executive is employed by the Company on December 31, 1997, the Company agrees to pay the Executive a bonus of no less than $125,000. The Company agrees to consider in good faith a request by the Executive for advances against such bonus amount.

    4.3 Special Arrangement. If the Company is unable to provide an arrangement satisfactory to the Executive to assist him in the exercise of certain stock options granted to him by his previous employer, the Company agrees to pay the Executive up to $75,000, to the extent required by Executive to defray interest or other costs associated with obtaining financing to exercise such options and hold the underlying stock.

5.  Change of Control and Severance Arrangement.

    5.1 Option Vesting in Event of Change of Control. In the event that this Agreement or the Executive's employment hereunder shall terminate for any reason, including, without limitation, a voluntary termination by the Executive or the termination by the Company for Cause (as defined below) or otherwise, within ninety days prior to or one hundred and eighty days after the occurrence of a Change of Control (as defined below) all unvested options granted pursuant to this Agreement, up to the number of options that, if the Executive exercised them and immediately sold the underlying stock, would net a dollar amount realizable to the Executive with a present value equal to 2.99 times the Executive's base salary plus bonus in the prior calendar year, shall vest immediately in accordance with the provisions of Section 6.1. For purposes hereof, the present value of amounts realizable to the Executive by reason of accelerated vesting of options shall be calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended. For purposes hereof, a "Change of Control" shall be deemed to have occurred if and only if an entity, or one or more entities acting as a "Group" within the meaning of Section 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than and excluding any Affiliated Entities, as defined below, shall have the then-effective right to vote, or the then-effective right to control the vote, of in excess of 50% of the voting power of the Company. For purposes hereof an "Affiliated Entity" shall be deemed to mean any or all of the following, in any combination, severally or collectively, and whether or not acting as a "Group" within the meaning of Section 13 (g) of the Exchange
Act: (a) Lew Jenkins or his estate or heirs; (b) David Hildes or his estate or heirs; or (c) the Executive or his estate or heirs.

    5.2 Severance Pay. In the event that the Company terminates the employment of the Executive other than for Cause, in which event Section 5.3 shall apply, or if the Executive voluntarily terminates his employment within 90 days prior to or 180 days after a Change of Control, the Company shall, notwithstanding such termination, in consideration of all of the undertakings and covenants of the Executive contained herein, continue to pay to the Executive the Base Compensation and the health benefits enjoyed by the Executive on the date of termination for a period of twelve months from the date of such termination; and, if such termination occurs within twelve months of the Effective Date the Company shall pay to the Executive, in addition, the bonus described in Section 4.2 that would have been payable at the end of 1997. However, in no event shall the continuation of such payments during such post-termination period be deemed to be employment hereunder for purposes of calculating any bonus due to the Executive, for purposes of determining the vesting or exercise period of any stock options granted hereunder, or otherwise.

    5.3 Other Termination. In the event that the employment of the Executive is terminated (a) by the Executive for any reason whatsoever, (b) by the death of the Executive, (c) by the Company by reason of the medical or psychiatric disability of the Executive to perform a material portion of his duties for ninety consecutive calendar days or sixty-five business days in any twelve-month period ("Disability"), (d) by the Company for Cause, as defined below, or (e) under any other circumstances not expressly contemplated by Section 5.1 or 5.2 above, no severance or other post-termination payment shall be due or payable by the Company to the Executive. For purposes hereof, "Cause" shall mean: (a) the commission by the Executive of any felony; (b) the commission by the Executive of any misdemeanor involving theft, fraud, dishonesty or misrepresentation; (c) any material misappropriation, embezzlement or conversion of the Company's or its affiliates' property by the Executive (whether or not constituting a felony or misdemeanor); (d) willful failure by the Executive to substantially perform the material duties or obligations of the Executive under this Agreement; (e) the material failure by the Executive to follow the reasonable policies or directives of the Board of Directors of the Company; (f) the willful engagement by the Executive in bad faith conduct or professionally inappropriate conduct which is materially detrimental to the Company or its business reputation; (g) the voluntary filing of a bankruptcy petition by the Executive or the adjudication of the Executive as a bankrupt; or
(h) the adjudication of the Executive as insane or incompetent.

6.  Stock Options.

    6.1 Non-Qualified Stock Options. The Company hereby agrees to issue to the Executive, effective as of the Effective Date, a non-qualified stock option (the "Non-Qualified Stock Option") to acquire 450,000 shares of Common Stock of the Company. The Non-Qualified Stock Option shall become exercisable to the extent of 20% of the shares subject to the option on each of the first two annual anniversaries of the Effective Date, and thereafter to the extent of 1/36th of the remaining shares subject to the option on the first day of each month for 36 months; provided, however, that the Non-Qualified Stock Option, to the extent not previously exercisable, shall become exercisable in its entirety in the event that (a) there occurs a Change of Control, or (b) the Company concludes a sale of substantially all of its assets other than in a transaction which is intended primarily to effect a corporate reorganization without material change in beneficial ownership of the material business of the Company. The Non-Qualified Stock Option shall be effective for a term of twelve years. The exercise price of the Non-Qualified Stock Option shall be the number of shares subject to option times the Fair Market Value on the Effective Date. "Fair Market Value" shall be equal to closing price of one share of Common Stock of the Company on the Effective Date.

    6.2 Termination of Employment. Notwithstanding any term or provision thereof or of any option granted hereunder or thereunder, the Non-Qualified Stock Option shall expire, terminate and be deemed of no further force and effect, ninety days after the employment of the Executive by the Company or a successor entity following a Change of Control terminates for any reason or under any circumstances whatsoever; except that if the termination of employment was solely by reason of the death of the Executive then the Non-Qualified Stock Option shall expire, terminate, and be deemed of no further force and effect two years after the date of such termination of employment.

    6.3 Recapitalization Adjustment. If any subdivision or combination of shares of Common Stock of the Company or any stock dividend, capital reorganization, recapitalization, consolidation or merger in which the Company is the surviving corporation occurs after the grant of the Non-Qualified Stock Option, the Board of Directors of the Company shall make such proportional adjustments as it determines appropriate in the number of shares of Common Stock subject to the Non-Qualified Stock Option.

7.  Executive Covenants.

    7.1 No Employee Solicitation. The Executive hereby agrees that during the period of his employment hereunder, and for a period of three years from the date of termination thereof for any reason, he shall not, directly or indirectly, for his own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, solicit or induce or in any manner attempt to solicit or induce any person employed by the Company or any of its affiliates to leave such employment, whether or not such employment is pursuant to a written contract with the Company or otherwise.

    7.2 Trade Secrets. The Executive expressly covenants and agrees that he will not at any time, whether during or after his employment by the Company, directly or indirectly, use or permit the use of any trade secrets, confidential information, or proprietary information (including, without limitation, customer relationships, technical information, software techniques, business plans, strategic plans, marketing data, financial information or similar items) of, or relating to, the company, or any affiliate of the Company, in connection with any activity or business, whether for his own account or otherwise (except solely the business of the Company, if an to the extent that the Executive is then an employee of the Company) and will not divulge such trade secrets, confidential information or proprietary information to any person, firm, corporation or other entity whatsoever. The obligations of this paragraph shall not apply to information that is disclosed by the Executive to satisfy a legal demand by a competent court or governmental body, provided, however, that in such circumstance the Executive shall advise the Company prior to the disclosure so that the Company shall have the opportunity to defend against the disclosure and provided further that the Executive shall disclose only such information as is legally required to be disclosed.

    7.3 Ownership by Company. The Executive acknowledges and agrees that all of his work product created, produced or conceived in connection with his association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company. Without limiting the generality of the foregoing, the Executive agrees that the Company shall have and possess all proprietary rights, patent rights, copyright rights and trade secret rights as may exist in such work product or as which are inherent therein or appurtenant thereto. The Executive hereby waives any moral rights with respect to any such work product. The Executive agrees to execute and deliver all documents required by the Company to document or perfect the Company's proprietary and ownership rights in and to the Executive's work product.

    7.4 Covenants Non-Exclusive. The Executive acknowledges and agrees that the covenants contained in this Section 7 shall not be deemed exclusive of any common law rights of the Company or any fiduciary obligation of the Executive in connection with the relationships contemplated hereby; and that the Company shall have any and all rights as may be provided by law in connection with the relationships contemplated hereby. The Executive hereby agrees to execute, on the Effective Date, the Company's standard Confidential Information and Intellectual Property Non-Disclosure Agreement, in substantially the form attached hereto as Exhibit A. In the event of a conflict between the Confidential Information and Intellectual Property Non-Disclosure Agreement
 and this Agreement, the terms of this Agreement shall control.

8. Termination. Notwithstanding any provision of this Agreement to the contrary, the Executive's employment hereunder may be terminated at any time by the Company, whether or not for Cause, by written notice to the Executive. In the event that the Company shall terminate the Executive's employment hereunder for Cause, the Company shall so specify in its notice of termination and the Company shall state the nature of the Cause. The Executive acknowledges that the possibility of termination of employment by the Company at any time with or without cause is an integral part of the economic bargain negotiated between the Company and the Executive, and has been considered by the Company and the Executive in structuring the economic relationship between the Executive and the Company. The Executive acknowledges that he has no "protected interest" or legally enforceable expectations of continued employment by the Company, or of employment by the Company for any particular period of time. Upon any termination by the Company the Executive shall have such rights as are specified herein, if any, to receive severance payments and to exercise otherwise exercisable but then-unexercised stock option. No termination of employment hereunder by the Company shall be deemed to relieve the Executive of his obligations with respect to confidentiality, non-solicitation and similar matters, as specified herein. The Executive may terminate his employment hereunder at any time by written notice to the Company; provided, however, that the Executive shall endeavor to provide such reasonable advance notice to the Company as may be practical under the circumstances. In the event of such termination by the Executive, the Executive shall nonetheless have such rights with respect to severance payments, if any, as are specified herein and such rights to exercise otherwise exercisable, but then-unexercised, stock options as provided herein.

9.  General.

    9.1 Applicable Law. This document shall, in all respects, be governed by the laws of the State of California.

    9.2  Survival.  The parties hereto agree that the covenants contained in
Section 7 hereof shall survive any termination of employment by the Executive and any termination of this agreement.

    9.3 Independent Representation. The Executive acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents an warrants to the Company (a) that he has sought such counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby; and (b) that he has not relied on any representation of the Company as to tax matters or as to the consequences of the execution hereof.

    9.4 Notices. Any and all notices required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telex, facsimile transmission, same day delivery service, overnight delivery service, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested. In all instances, notice shall be sent to the parties at the following addresses:

     If to the Company:                   If to the Executive:
     Premenos Technology Corp.            Timothy A. Dreisbach
     1000 Burnett Avenue                  180 Green Oaks Drive
     Concord, CA 94520                    Atherton, CA  94027
     Attention:  General Counsel

Any party may change its address for the purpose of receiving notices by a written notice given to the other party.

9.5 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

9.6 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of an shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, no party shall voluntarily assign any rights hereunder, or delegate any duties hereunder, except upon the prior written consent of the other.

9.7 Specific Performance. It is agreed that the rights granted to the parties hereunder are of a special and unique kind and character and that, if there is a breach by any party of any material provision of this document, the other party would not have an adequate remedy at law. It is expressly agreed, therefore, that the rights of the parties hereunder may be enforced by an action for specific performance and other equitable relief.

9.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety. This Agreement may not be modified, except by written instrument duly executed by each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PREMENOS TECHNOLOGY CORP.                      EXECUTIVE


By:   /s/ Lew Jenkins                        /s/ Timothy A. Dreisbach
      -------------------------              --------------------------
      Lew Jenkins, Chairman                  Timothy A. Dreisbach